UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): October 24, 2005

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-51321	98-0430762
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1110, 521-3rd Avenue SW, Calgary, Alberta, Canada T2P 3T3
(Address of principal executive offices)                (Zip Code)

Registrant’s telephone number, including area code: (403) 269-2129

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement;

On October 26, 2005, through our wholly-owned subsidiary, Triangle USA Petroleum Corporation, we entered into a two year participation agreement with Kerogen Energy, Inc. (the “Agreement”) to explore potential shale gas projects within the Southern Fort Worth Basin in Texas. Pursuant to the Agreement, we paid $300,000 upon execution of the Agreement and are obligated to pay another $297,600 on or before October 30, 2006. All potential prospects discovered pursuant to the Agreement will be offered to us, and we will have the right to participate in the prospect for 30% of the interest available to Kerogen Energy. In the event that we exercise the right to participate in any prospect, we will be responsible for 30% of Kerogen Energy’s costs associated with the prospect and will receive 30% of all profits, subject to a 10% carrying fee exercisable by Kerogen Energy.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 24, 2005, Mr. Aly Musani was appointed as our Chief Financial Officer, effective November 14, 2005. Between 1999 and the present, Mr. Musani has been the financial controller for Chinook Drilling Inc. and Blackbird Well Servicing Inc., Calgary, Alberta, Canada based oil drilling companies. Mr. Musani has also been a senior accountant for Deloitte & Touche, an intermediate accountant for Stampeder Exploration Ltd. and a staff accountant for Arthur Andersen. Mr. Musani received his Bachelor’s degree in commerce from the University of Calgary in 1994 and is a Chartered Accountant (Canada).

Mr. Musani does not have family relationships with any director, executive officer, or other person nominated or chosen by the Company to become directors or officers. In addition, Mr. Musani does not have a direct or indirect material interest in any transaction or proposed transaction in the past two (2) years to which the Company was or is to be a party.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Participation Agreement, dated as of October 26, 2005, by and between Triangle USA Petroleum Corporation and Kerogen Resources, Inc..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIANGLE PETROLEUM CORPORATION

Date: October 28, 2005	By:	/s/ MARK GUSTAFSON
Mark Gustafson, President and Chief Executive Officer